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                                                                    EXHIBIT 4.8


                                 SWINGLINE LOAN NOTE
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$2,000,000.00                                                  Chicago, Illinois
                                                                October 15, 1999


          FOR VALUE RECEIVED, the undersigned, GRUBB & ELLIS COMPANY, a Delaware corporation (the "Borrower"), hereby unconditionally promises to pay to the
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order of  BANK OF AMERICA, N.A.  (the "Lender"),  at the office of
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Administrative Agent located at 100 North Tyron Street, 7/th/ Floor, Charlotte,
North Carolina 28255-0001, in lawful money of the United States of America and in immediately available funds, on the dates specified in the Credit Agreement and on the Termination Date, the principal amount of TWO MILLION AND XX/100 DOLLARS ($2,000,000.00), or, if less, the aggregate unpaid principal amount of all Swingline Loans of the Swingline Lender made to the Borrower pursuant to
Section 2.1 of the Credit Agreement (as defined below). The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 4.7 of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meaning given to them in the Credit Agreement.

          This Note (a) is one of the Notes referred to in the Credit Agreement, dated as of October 15, 1999 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the
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Lender, the several other banks and financial institutions or entities from time to time parties thereto and Bank of America, N.A., as Administrative Agent, evidencing a Swingline Loan, (b) is subject to, the provisions of the Credit Agreement and (c) is subject to repayment as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents.
Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

          Upon the occurrence and during the continuance of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all provided in the Credit Agreement.

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          All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.

                           [signature page follows]

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          IN WITNESS WHEREOF, the undersigned has caused this Swingline Note to be duly executed and delivered as of the date first above written.

                              GRUBB & ELLIS COMPANY, a Delaware corporation


                              By:  /s/ Brian Parker
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                              Name:    Brian Parker
                              Title:   Chief Financial Officer & Executive Vice
                                           President

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